EXHIBIT 16.1

February 26, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE:   Roomlinx, Inc.

We have read the statements made by Roomlinx, Inc. in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/   GHP Horwath, P.C.
        GHP Horwath, PC

Denver, Colorado